UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Health Care REIT, Inc.

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ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 3, 2012

Supplemental Information Regarding Proposal 2

Advisory Vote to Approve Named Executive Officer Compensation (Say on Pay)

At the 2012 Annual Meeting, the shareholders of Health Care REIT, Inc. (the “Company”) will vote on an advisory resolution to approve the compensation of the Named Executive Officers (Proposal 2), commonly known as “say on pay.” The Board of Directors of the Company unanimously recommends that you vote “for” the say on pay proposal.

Two proxy advisory firms have recently issued voting recommendations with respect to our say on pay proposal. While we are pleased to announce that Glass Lewis & Co. has recommended that its clients vote “for” the say on pay proposal, ISS Proxy Advisor Services (“ISS”) has recommended that its clients vote “against” this proposal. We disagree with the ISS recommendation and believe the following:

•	Our compensation programs emphasize pay for performance, such that the interests of the Named Executive Officers, including the Chief Executive Officer, are aligned with the interests of shareholders.

•	Our compensation programs provide market-competitive compensation opportunities for the Named Executive Officers and are properly designed to attract and retain top executive talent.

Our view is consistent with the ISS quantitative pay for performance analysis (described in more detail below), for which we received the best possible rating, and the voting results for the 2011 say on pay proposal, which passed with more than 95% support by shareholders. The ISS recommendation for 2012 appears to be based on speculation, not on the actual link between pay and performance.

Company Performance

Our accomplishments during the one-year, three-year and five-year periods ending December 31, 2011 include the following:

•

We completed $6.0 billion in gross new investments in 2011 with leading seniors housing operators and health systems. During the five year period ending December 31, 2011, we have grown from the 44th largest REIT to the 10th largest REIT, as measured by enterprise value, and each of our total assets and enterprise value more than tripled to $14.9 billion and $19.1 billion, respectively.

•

Our 2011 normalized FFO per share growth not only far exceeded the maximum performance objective for 2011, but it also represented the largest single-year normalized FFO per share growth in the past five years.

•	We generated one-year, three-year and five-year total shareholder returns of 21.1%, 55.8% and 71.3%, respectively.

•	During the five year period ending December 31, 2011, we had the eighth highest total shareholder return among all public equity REITs.

•	For 2011, we recorded the highest total shareholder return among all health care REITs.

•

We outperformed the Dow Jones Industrial Average by 12.7%, 4.1% and 58.9% over a one-year, three-year and five-year period and the S&P 500 by 19.0%, 7.2% and 72.5% over a one-year, three-year and five-year period (based on total shareholder returns).

Employment Agreement

In the 2011 and 2012 Proxy Statements, we provided detailed descriptions of the terms of our employment agreements with the Named Executive Officers, including the Chief Executive Officer, George L. Chapman. Mr. Chapman entered into an employment agreement with the Company, effective January 31, 2011, that will expire on January 31, 2014. Mr. Chapman received a grant of $1,000,000 in shares of our common stock on January 31, 2011 in consideration of his agreement to extend his service to the Company, in recognition of his outstanding performance and contributions to our success, and in consideration of his agreement to eliminate certain provisions from his employment agreement regarding severance benefits, excise tax gross-ups and accelerated vesting of equity awards upon a change in control. Mr. Chapman will receive a grant of $1,000,000 in shares of our common stock on an annual basis for each calendar year during the term of the agreement (the “Extension Shares”).

ISS Proxy Analysis

ISS has recommended that its clients vote “against” our say on pay proposal because of the grant of the Extension Shares to Mr. Chapman. ISS concludes that the grant of the Extension Shares “could” undermine the link between pay and performance at the Company. However, in its quantitative pay for performance analysis, which is based on comparisons of one-year, three-year and five-year pay versus total shareholder returns, ISS rated the level of concern as “low” (the best possible rating) because its calculations show a proper alignment between pay and performance at the Company. In fact, ISS indicates in its report that Mr. Chapman’s pay and the Company’s stock performance “appear to align.” We agree. Our compensation programs are heavily performance-based and formulaic and utilize a variety of performance metrics across corporate, financial, and value creation goals, including examining performance both on an absolute and relative basis and over a one-year and three-year period (the latter as it relates to total shareholder return). We further note that the grant of $1,000,000 worth of Extension Shares to Mr. Chapman on January 31, 2011 is included as part of Mr. Chapman’s compensation in 2011 for purposes of the “Summary Compensation Table” in the 2012 Proxy Statement and was taken into consideration in the ISS analysis and calculations. The ISS recommendation for 2012 appears to be based on the possible future impact of the Extension Shares, not on actual performance.

In the 2012 Proxy Statement, we include a table under the heading “Compensation Overview for 2011 and 2010 Performance.” This table provides additional compensation information (that is not required by the SEC but is responsive to the ISS request for additional information regarding awards granted for 2011 performance) in an effort to show total compensation awarded to the Named Executive Officers for performance in a particular year. For Mr. Chapman, the table shows he received a total of $7,678,199 in compensation for performance in 2011. This amount includes a base salary of $700,000 and $1,000,000 worth of Extension Shares. The Extension Shares represent approximately 13% of Mr. Chapman’s total compensation for 2011. If base salary and the Extension Shares are deemed to be guaranteed compensation (as ISS concludes in its report), then such compensation comprises approximately 22% of Mr. Chapman’s total compensation for 2011. With respect to the companies included in the top 100 largest public REITs, an average of 23% of the total compensation paid to the chief executive officers of such companies is comprised of base salary. With this in mind, Mr. Chapman’s “guaranteed compensation” is still slightly below average (this does not take into consideration other possible forms of guaranteed compensation paid by us or such other companies). Therefore, the Extension Shares are just one component of Mr. Chapman’s compensation and should be viewed in the context of the total compensation awarded to him. Simply stated, ISS does not do this. As a result, its recommendation is inconsistent with its own pay for performance quantitative analysis and with our strong performance during the one-year, three-year and five-year periods ending December 31, 2011.

Comparative Analysis

In 2011 and 2012, the Compensation Committee of our Board of Directors completed a comprehensive review of our compensation programs in terms of compensation levels versus a peer group comprised of two REITs in the health care sector and eight other REITs similar to our size in terms of market and total capitalization. The Compensation Committee’s peer group review included a comparison of Mr. Chapman’s compensation versus the compensation of the chief executive officers of the companies included in the peer group. With respect to 2011 compensation, Mr. Chapman’s total compensation, which includes the grant of $1,000,000 worth of Extension Shares, was 7% below the median total compensation of such CEOs and 31% below the 75th percentile. Also, ISS rated our peer group methodology as a “low” concern (the best possible rating).

Conclusion

In light of our strong performance, consistent value delivered to shareholders and relative fairness of the compensation provided to the Named Executive Officers, including the Chief Executive Officer, we ask you to vote “for” the approval of the say on pay proposal as recommended by the Board of Directors in the 2012 Proxy Statement. We encourage you to read the 2012 Proxy Statement for additional information regarding the matters to be considered at the 2012 Annual Meeting. If you have any questions, please direct them to Erin C. Ibele, Senior Vice President - Administration and Corporate Secretary, at (419) 247-2800.